Exhibit 3.25

EXECUTION VERSION

FIRST AMENDMENT

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CHENIERE PIPELINE GP INTERESTS, LLC

This First Amendment (this “Amendment”) to Amended and Restated Limited Liability Company Agreement of Cheniere Pipeline GP Interests, LLC, a Delaware limited liability company (the “Company”), dated February 29, 2016, is adopted, executed and agreed to, for good and valuable consideration, by the sole Member. All capitalized terms used but not defined herein shall have the meanings therefore set forth in the Original Agreement (as defined below).

RECITALS

WHEREAS, the Member entered into that certain Amended and Restated Limited Liability Company Agreement, dated as of May 28, 2013 (“Original Agreement”); and

WHEREAS, the Member hereby desire to amend the Original Agreement to clarify language regarding amendments to certain provisions of the Original Agreement with respect to Unit Certificates;

NOW, THEREFORE, in consideration of the premises, and the terms, covenants and conditions set forth herein, it is hereby agreed as follows:

AGREEMENTS

1. Amendments. The Original Agreement is hereby amended as follows:

a. Section 4.4(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

This Section 4.4 shall not be amended, and any purported amendment to this Section 4.4 shall be null and void, unless the Collateral Agent under that certain Pledge Agreement and Security Agreement, dated February 25, 2016, among Cheniere Energy Partners, L.P., the other grantors party thereto and MUFG Union Bank, N.A. (the “Pledge Agreement”) has consented to such amendment or the Pledge Agreement shall have been terminated in accordance with its terms.

2. Consent to Assignment. Notwithstanding any other provision of this Agreement, each party hereto hereby consents to the assignment, grant, pledge, conveyance and transfer by the other party hereto, for the benefit of any lender, agent or other secured party under any financing arrangement to which the Company is a party, of a lien, security interest or other encumbrance on and continuing security interest in all of such other party’s estate, title and interest in its Membership Interest and the exercise by each such secured party of its rights and remedies in connection therewith, including, without limitation, the right to exercise the voting and consensual rights and other powers with respect to such Membership Interest and the right to foreclose upon, or exercise a power of sale with respect to, such Membership Interest and to cause such secured party or any third party designee or purchaser of such Membership Interest to become an additional or substitute Member in the Company.

3. Continued Effectiveness of Original Agreement. Except as specifically amended by this Amendment, the Original Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof and is hereby ratified and confirmed in all respects.

4. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the sole Member has executed this Amendment effective as of the date set forth above.

SOLE MEMBER:	CHENIERE ENERGY INVESTMENTS, LLC

	By:	/s/ Lisa C. Cohen
Name: Lisa C. Cohen
Title: Treasurer

[Signature Page to First Amendment to Cheniere Pipeline GP Interests, LLC

Amended and Restated Limited Liability Company Agreement]